Exhibit 99.1

Aerie Pharmaceuticals Announces Potential Breakthroughs with New Preclinical Research

Rhopressa™ Displays Preliminary Evidence of Disease-Modifying Activity in Glaucoma

Early-Stage Aerie-Owned Product Candidate, AR-13154, Shows Potential to Treat

Age-Related Macular Degeneration

IRVINE, Calif. & BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye, announced today potentially breakthrough findings from new preclinical research.

The new research has indicated that Aerie’s lead drug candidate, RhopressaTM, may block the effect of fibrosis-promoting proteins on cells of the trabecular meshwork, a tissue that helps maintain normal pressure in the eye. Fibrosis at the trabecular meshwork is associated with elevated intraocular pressure (IOP) in patients with glaucoma. Specifically, the research found that RhopressaTM suppressed the activity of profibrotic proteins – TGF-beta 2 and CTGF – on human trabecular meshwork cells in an in vitro model. This is the first study to show that RhopressaTM, a novel once-daily, triple-action eye drop that lowers IOP in glaucoma patients, has the potential to modify the course of the disease by arresting fibrosis. The data will be reported in a poster presentation titled, “Effects of Rho kinase inhibitor AR-13324 on the actin cytoskeleton and on TGF-beta 2- and CTGF-induced fibrogenic activity in Human Trabecular Meshwork Cells,” at the 2015 Meeting of the Association for Ocular Pharmacology and Therapeutics (AOPT), which will be held in Charleston, S.C., February 26 through March 1, 2015. Researchers from Duke University collaborated with Aerie on the study.

In addition to RhopressaTM’s potential anti-fibrotic activity, another recent Aerie preclinical study indicates that RhopressaTM may increase the perfusion of the trabecular meshwork with aqueous humor, the fluid in the eye that provides nutrients and antioxidants to tissues in the trabecular outflow pathway. This activity has the potential to positively affect the overall health of the trabecular meshwork. This research was performed in conjunction with Duke University and Boston University.

Aerie also announced a second poster to be presented at the AOPT meeting titled, “Selective multi-kinase inhibitor of ROCK/JAK/PDGFR-ß reduces laser-induced CNV in rats,” which will report exciting preclinical results of an early-stage product candidate, designated AR-13154, in a model of wet age-related macular degeneration (AMD). Intravitreal injection of Aerie’s AR-13154 was shown to decrease lesion size in laser-induced choroidal neovascularization (CNV), a hallmark of AMD, by 35%. This is compared to a 23% reduction of CNV lesion size associated with vascular endothelial growth factor (VEGF) inhibitor aflibercept, the active ingredient in EYLEA®. This research was performed in collaboration with a contract research organization with deep expertise in AMD models.

Casey Kopczynski, Ph.D., Aerie’s Chief Scientific Officer, commented, “We are very excited to report data for both RhopressaTM and a new earlier-stage compound at AOPT. The RhopressaTM findings indicate a specific mechanism by which disease modification could be achieved in glaucoma. We are grateful to our collaborators at Duke University and Boston University for their contributions to this compelling research. Due to the progressive nature of glaucoma, new therapies are needed that directly target the diseased trabecular meshwork to block or reverse its deterioration, and we believe RhopressaTM has excellent potential to address this unmet need.”

In regard to AR-13154, Dr. Kopczynski commented, “AR-13154 is an early-stage product candidate designed to inhibit multiple disease pathways involved in AMD. Our goal is to further understand this compound’s potential in treating back-of-the-eye diseases, such as AMD, both as a new mechanism-of-action monotherapy, and as a combination therapy with anti-VEGF agents.”

Triple-Action RhopressaTM

RhopressaTM is a novel triple-action eye drop that we believe, if approved, would become the only once-daily product available that specifically targets the trabecular meshwork, the eye’s primary fluid drain and the diseased tissue responsible for elevated IOP in glaucoma. Preclinical results have demonstrated that RhopressaTM also lowers episcleral venous pressure, which contributes approximately half of IOP in healthy subjects. Further, RhopressaTMprovides an additional mechanism that reduces fluid production in the eye and therefore lowers IOP. Biochemically, RhopressaTM is known to inhibit both Rho Kinase (ROCK) and norepinephrine transporter (NET).

In the Company’s Phase 2b clinical trial, which was successfully completed in May 2013, RhopressaTM demonstrated a strong IOP-lowering effect, with mean IOP reductions of 5.7 and 6.2 mmHg (millimeters of Mercury) on days 28 and 14, respectively. In addition, RhopressaTM demonstrated a consistent mean IOP-lowering effect irrespective of the baseline IOPs of the patients entered into the trial. This differentiates RhopressaTM from currently marketed IOP-lowering agents such as market-leading prostaglandins (PGAs) and beta blockers, which have their highest effect at higher baseline IOPs, while losing efficacy as the baseline diminishes, as shown in published studies. This is significant given that the majority of glaucoma patients have low to moderately elevated IOPs of 26 mmHg or below at the time of diagnosis. In the RoclatanTM Phase 2b trial completed in June 2014, RhopressaTM performed with similar results as in its Phase 2b trial completed in May 2013 and, in addition, demonstrated additive efficacy when used in combination with latanoprost, the most commonly prescribed PGA.

Pending successful advancement of the Phase 3 registration studies, three-month efficacy results are expected in the middle of the second-quarter 2015 for Rocket 1 and mid-2015 for Rocket 2. If the trials are successful, the Company expects to submit a New Drug Application filing by mid-2016.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. The Company is conducting two Phase 3 registration trials in the United States, named “Rocket 1” and “Rocket 2,” where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for RhopressaTM compared to timolol, along with a third Phase 3 registration safety-only trial, named “Rocket 3,” in Canada. The Company expects to report efficacy results from “Rocket 1” in mid-second quarter of 2015.

In June 2014, the Company also completed a Phase 2b clinical trial where RoclatanTM met the primary efficacy endpoint, demonstrating the statistical superiority of RoclatanTM to each of its components. RoclatanTM is a fixed-dose combination of RhopressaTM with latanoprost, the market-leading PGA, and we believe, if approved, has the potential to provide a greater IOP-lowering effect than any currently approved glaucoma product. Phase 3 registration trials for RoclatanTM are expected to commence in mid-2015. Preparatory steps for these trials are in progress and on schedule.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations regarding the commercialization of our product candidates; our expectations related to the use of proceeds from our initial public offering and the issuance and sale of our senior secured convertible notes; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; our plans to pursue development of our product candidates for additional indications and other therapeutic opportunities; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). In particular, the preclinical research discussed in this press release is preliminary and the outcome of such preclinical studies may not be predictive of the outcome of later clinical trials. Any future clinical trial results may not demonstrate safety and efficacy sufficient to obtain regulatory approval related to the preclinical research findings discussed in this press release. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com